Exhibit 99.01

OPENWAVE ADDS FORMER SPRINT PCS PRESIDENT CHARLES LEVINE

TO BOARD OF DIRECTORS

REDWOOD CITY, CA – October 9, 2007 – Openwave Systems Inc. (Nasdaq: OPWV), one of the world’s leading software innovators enabling revenue-generating personalized services which converge the mobile and broadband experience, today announced that Charles Levine has joined its board of directors. Levine brings nearly 30 years of experience in building profitable businesses for some of North America’s largest companies, and previously served as President and COO of Sprint PCS. Openwave’s Board is composed of six independent directors and the Company’s President, CEO and interim Chairman Robert Vrij.

“The appointment of Charles Levine brings valuable industry and management expertise to our Board,” said Vrij. “In addition to his overall business acumen, his marketing and sales expertise will serve Openwave well as we aim to extend our reach through channel partnerships and continue to drive new, innovative products into the market.”

“I look forward to leveraging my experience in developing new market opportunities for Openwave,” said Levine. “Openwave has a number of key assets that will help drive value to shareholders – a strong, committed management team, deep market incumbency and heritage as an industry pioneer that continues to bring innovative new products to market today.”

Levine is the former President and Chief Operating Officer (COO) for Sprint PCS. He joined Sprint PCS in 1997 where he led one of the fastest growing wireless businesses in the United States. Prior to his role as COO, Levine served as Chief Sales and Marketing Officer where he was responsible for launching many industry-leading initiatives, such as the Sprint PCS Wireless Web.

Prior to joining Sprint PCS, Levine served as Senior Vice President and President for Octel Communications Corporation. Prior to Octel, he was President and Chief Executive Officer for CAD Forms Technology where he managed all phases of the Company’s operations and led the Board of Directors. Levine has also held executive-level positions for AT&T, General Electric, and Procter and Gamble where he was responsible for the management, development and launch of new business units, products and services in the consumer and technology markets.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is one of the world’s leading innovators of software applications and infrastructure designed to enable revenue-generating, personalized services, including merchandising and advertising, which converge the mobile and broadband experience across all of a user’s devices.

As the communications industry intersects with the Internet, Openwave software enables service providers to converge services, increasing the value of their networks by accelerating time to market and reducing the cost and complexity associated with new service deployment. Openwave’s unique product portfolio provides a complete range of service management, messaging, location and client technologies. Openwave is a global company headquartered in Redwood City, California.

Openwave is a trademark of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Openwave Systems Inc.

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